UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

inVentiv Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	522181734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

inVentiv Health Inc. 500 Atrium Drive Somerset, NJ Phone: (800) 416-0555	08873
(Address of Principal Executive Offices)	(Zip Code)

VENTIV HEALTH INC. 1999 STOCK INCENTIVE PLAN

(Full title of the plan)

R. Blane Walter

Chief Executive Officer

inVentiv Health, Inc.

500 Atrium Drive

Somerset, NJ 08873

(Name and address of agent for service)

Phone: (800) 416-0555

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Alberstadt, Esq.

Akerman Senterfitt LLP

335 Madison Avenue, Suite 2600

New York, NY 10017

(212) 880-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

inVentiv Health, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-90239 as supplemented by Form S-8, File No. 333-117378 (collectively, the “Registration Statement”) to deregister 728,344 shares of the Registrant’s common stock that were registered on the Registration Statement and reserved for issuance under the Ventiv Health, Inc. 1999 Stock Incentive Plan, and that remain unsold under the Registration Statement.

On August 4, 2010, inVentiv Acquisition, Inc. (formerly Papillon Acquisition, Inc.), a Delaware corporation (“Mergerco”), merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of May 6, 2010, as amended, by and among inVentiv Group Holdings, Inc. (formerly Papillon Holdings, Inc.), a Delaware corporation, Mergerco and the Registrant. As a result of the Merger, the Registrant’s common stock will no longer be publicly traded. Accordingly, the Registrant wishes to terminate all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. The Registrant hereby removes from registration all shares of the Registrant’s common stock registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on August 4, 2010.

INVENTIV HEALTH, INC.

By:	/s/ R. BLANE WALTER
R. Blane Walter, Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

August 4, 2010	/s/ R. BLANE WALTER
R. Blane Walter, Chief Executive Officer & Director (Principal Executive Officer)

August 4, 2010	/s/ DAVID BASSIN
David Bassin, Chief Financial Officer & Secretary (Principal Financial Officer)

August 4, 2010	/s/ NAT KRISHNAMURTI
Nat Krishnamurti, Chief Accounting Officer, Vice-President & Assistant Secretary (Principal Accounting Officer)

August 4, 2010	/s/ PAUL M. MEISTER
Paul M. Meister, Director

August 4, 2010	/s/ TODD M. ABBRECHT
Todd M. Abbrecht, Director

August 4, 2010	/s/ JOSHUA M. NELSON
Joshua M. Nelson, Director

August 4, 2010	/s/ ALEXANDRA L. DELAITE
Alexandra L. DeLaite, Director

August 4, 2010	/s/ LAURA A. GRATTAN
Laura A. Grattan, Director